Filed with the Securities and Exchange Commission on May 23, 2022

1933 Act Registration File No. 033-98310
1940 Act Registration File No. 811-09114

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[x]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 55	[x]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[x]
Amendment No. 57

(check appropriate box or boxes)

THE NEEDHAM FUNDS, INC.

(Exact name of Registrant as Specified in Charter)

250 Park Avenue
New York, New York 10177

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 371-8300

James W. Giangrasso	Copy to:	David Stephens
The Needham Funds, Inc.		Proskauer Rose LLP
250 Park Avenue		Eleven Times Square
New York, New York 10177		New York, NY 10036

 (Name and Address of Agent for Service)

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Explanatory Note.

3.	Part C to the Registration Statement (including signature page) and certain exhibits to the Registration Statement.

Explanatory Note: This Post-Effective Amendment is being filed solely for the purpose of filing exhibit (j)(2) to the Registration Statement on Form N-1A. Parts A and B of Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A filed on April 29, 2022 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

THE NEEDHAM FUNDS, INC.
PART C: OTHER INFORMATION

ITEM 28.	Exhibits

(a)(1)    Articles of Incorporation, as filed with the Maryland Secretary of State on October 12, 1995, are incorporated herein by reference to Post-Effective Amendment No. 16 to the Registrant’s Registration Statement, filed on April 28, 2006.

(a)(2)    Articles Supplementary, creating Needham Aggressive Growth Fund, are incorporated herein by reference to Post-Effective Amendment No. 9 to the Registrant’s Registration Statement, filed on June 15, 2001.

(a)(3)    Articles Supplementary, creating Needham Small Cap Growth Fund, are incorporated herein by reference to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement, filed on March 8, 2002.

(a)(4)    Articles Supplementary are incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement, filed on April 27, 2017.

(b)    Amended and Restated Bylaws – are incorporated herein by reference to Post-Effective Amendment No. 50 to the Registrant's Registration statement filed on April 30, 2021.

(c)    Not applicable.

(d)(1)    Restated Investment Advisory Agreement between Registrant and Needham Investment Management LLC, dated October 21, 2004, is incorporated herein by reference to Post-Effective Amendment No. 16 to the Registrant’s Registration Statement, filed on April 28, 2006.

(d)(2)    Fee Waiver and Expense Reimbursement Agreement between Registrant and Needham Investment Management L.L.C. dated February 8, 2022 is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant's Registration Statement, filed on February 8, 2022.

(e)    Amended and Restated Distribution and Services Agreement between Registrant and Needham & Company, LLC is incorporated herein by reference to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement, filed on April 30, 2018.

(f)    Not applicable.

(g)(1)    Custody Agreement between Registrant and U.S. Bank, N.A. dated May 26, 2010, is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement, filed on April 29, 2011.

(g)(2)    First Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated October 6, 2014, is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement, filed on April 30, 2015.

(g)(3)     Second Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated November 13, 2018 incorporated herein by reference to Post-Effective Amendment No. 46 to the Registrants Registration Statement, filed on April 29, 2019.

(h)(1)    Master Repurchase Agreement between Registrant and J.P. Morgan Securities, Inc. (formerly known as Bear, Stearns & Co., Inc.), dated May 27, 2005, is incorporated herein by reference to Post-Effective Amendment No. 16 to the Registrant’s Registration Statement, filed on April 28, 2006.

(h)(2)    Master Securities Loan Agreement between Registrant and Bear, Stearns & Co, Inc., dated May 27, 2005, is incorporated herein by reference to Post-Effective Amendment No. 16 to the Registrant’s Registration Statement, filed on April 28, 2006.

(h)(3)    Amendment to Repurchase Agreement and Securities Loan Agreement dated March 18, 2009, is incorporated herein by reference to Post-Effective Amendment No. 21 to the Registrant’s Registration Statement, filed on April 29, 2010.

(h)(4)    Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated June 7, 2012, is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement, filed on April 30, 2015.

(h)(5)    First Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC, dated June 7, 2012, is incorporated herein by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement, filed on April 28, 2016.

(h)(6)    Second Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC, dated November 13, 2018is incorporated herein by reference to Post-Affective Amendment No. 46 to the Registrant's Registration Statement, filed April 29, 2019.

(h)(7)    Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC, dated June 7, 2012, is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement, filed on April 30, 2015.

(h)(8)    First Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC, dated June 7, 2012, is incorporated herein by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement, filed on April 28, 2016.

(h)(9)    Second Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC, dated November 13, 2018 is incorporated herein by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement, filed on April 29, 2019.

(h)(10)    Amended and Restated Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, dated June 7, 2012 is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement, filed on April 30, 2015.

(h)(11)    First Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, dated November 13, 2018 is incorporated herein by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement, filed on April 29, 2019.

(h)(12)     Second Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, dated November 11, 2019 is incorporated herein by reference to Post-Effective Amendment No. 48 to the Registrant's Registration Statement, filed on April 29, 2020.

(h)(13)    Special Custody and Pledge Agreement by and among the Registrant, on behalf of each of Needham Aggressive Growth Fund, Needham Growth Fund, and Needham Small Cap Growth Fund; Pershing LLC; Needham Investment Management LLC; and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 48 to the Registrant's Registration Statement, filed on April 29, 2020.

(i)(1)    Opinion of Fulbright & Jaworski LLP is incorporated herein by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement, filed on April 27, 2012.

(i)(2)    Consent of Counsel to the Company, filed on April 29, 2022.

(j)(1)    Consent of RSM US LLP, Independent Registered Public Accounting Firm, filed on April 29, 2022.

(j)(2)    Consent of KPMG LLP, Independent Registered Public Accounting Firm - filed herewith.

(k)    Not applicable.

(l)    Initial Subscription Agreement between Registrant and Needham Investment Management LLC, dated December, 1995, is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement, filed on December 6, 1995.

(m)(1)    Amended and Restated Plan of Distribution Pursuant to Rule 12b-1 is incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement, filed on April 27, 2017.

(m)(2)    Form of Services Agreement is incorporated herein by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement, filed on April 27, 2017.

(n)    Rule 18f-3 Plan by the Registrant on behalf of the Needham Growth Fund, Needham Aggressive Growth Fund, and Needham Small Cap Growth Fund, dated October 25, 2016, is incorporated herein by reference to Post‑Effective Amendment No. 40 to the Registrant’s Registration Statement, filed on December 29, 2016.

(o)    Not applicable.

(p)(1)    Code of Ethics of the Registrant and Needham & Company LLC is incorporated herein by reference to Post-Effective Amendment No. 26, filed on April 30, 2013.

(p)(2)    Code of Ethics of Needham Investment Management LLC is incorporated herein by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement, filed on April 27, 2007.

ITEM 29.	Persons Controlled by or Under Common Control with Registrant:

The Needham Funds, Inc. and Needham Investment Management LLC, a Delaware limited liability company, may be deemed to be under the common control of Needham & Company, LLC, a Delaware limited liability company.  George A. Needham may be deemed to be a control person of Needham & Company, LLC based upon his position as an officer, director and/or stockholder of that entity or a controlling entity.

ITEM 30.	Indemnification:

Section 2-418 of the General Corporation Law of the State of Maryland, the state in which The Needham Funds, Inc. was organized, empowers a corporation, subject to certain limitations, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees, judgments, penalties, fines and settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith or without active and deliberate dishonesty, or they received no actual improper personal benefit in money, property or services, if, with respect to any criminal proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

Article X of the Bylaws of The Needham Funds, Inc. provides for indemnification.

The directors and officers of The Needham Funds, Inc. are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

The Needham Funds, Inc. will comply with applicable indemnification requirements as set forth in releases under the Investment Company Act of 1940.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “1933 Act”) may be permitted to directors, officers and controlling persons of The Needham Funds, Inc., pursuant to the foregoing provisions, or otherwise, The Needham Funds, Inc. is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by The Needham Funds, Inc. of expenses incurred or paid by a director, officer or controlling person of The Needham Funds, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Needham Funds, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 31.	Business and Other Connections of Investment Adviser:

The investment adviser to the Fund is Needham Investment Management LLC, 250 Park Avenue, New York, New York 10177, a registered investment adviser under the Investment Advisers Act of 1940.

The following information is provided with respect to each executive officer of the Adviser:

George A. Needham, President of the Adviser and The Needham Funds, Inc. (since April 2005), and Chairman of the Board of The Needham Funds, Inc., 250 Park Avenue, New York, New York.

John O. Barr, Executive Vice President of the Adviser and a Managing Director of Needham & Company, LLC, 250 Park Avenue, New York, New York, a registered broker-dealer engaged in a variety of investment banking and institutional brokerage activities.

Christopher J. Retzler, Executive Vice President of the Adviser and a Managing Director of Needham & Company, LLC, 250 Park Avenue, New York, New York, a registered broker-dealer engaged in a variety of investment banking and institutional brokerage activities.

James W. Giangrasso, Chief Financial Officer of the Adviser, Chief Financial Officer, Secretary and Treasurer of The Needham Funds, Inc. since 2011 and a Managing Director of Needham & Company, LLC, 250 Park Avenue, New York, New York, a registered broker-dealer engaged in a variety of investment banking and institutional brokerage activities.

James M. Abbruzzese, Chief Compliance Officer of the Adviser, Chief Compliance Officer of The Needham Funds, Inc. (since September 2004), and a Managing Director and Chief Administrative Officer of Needham & Company, LLC, 250 Park Avenue, New York, New York, a registered broker-dealer engaged in a variety of investment banking and institutional brokerage activities.

Each executive officer has served in the above capacities, unless otherwise noted, for at least the last two fiscal years.

ITEM 32.	Principal Underwriter:

(a)    Needham & Company, LLC serves as the distributor for each series of the Registrant.  Currently, the Registrant has three series: the Growth Fund, the Aggressive Growth Fund and the Small Cap Growth Fund.

(b)    Officers and Directors

Name and Principal Business Address	Positions and Offices with Distributor	Position and Offices with Registrant
John J. Prior, Jr.	Chief Executive Officer	None

Name and Principal Business Address	Positions and Offices with Distributor	Position and Offices with Registrant
Jack Iacovone Andrew J. Malik Chad W. Keck	President and Managing Director Chairman and Managing Director Vice Chairman and Managing Director	None None None
Andre R. Horn	Director	None
Robert J. Fiordaliso	Managing Director and Acting Chief Financial Officer	None
James M. Abbruzzese	Managing Director and Chief Administrative Officer	Chief Compliance Officer
Anna Andreeva	Managing Director	None
James Apostolides	Managing Director	None
Vikram Bagri	Managing Director	None
Russell Bailey III	Managing Director	None
John O. Barr	Managing Director	Executive Vice President and Co-Portfolio Manager of Needham Growth Fund; Executive Vice President and Portfolio Manager of Needham Aggressive Growth Fund
Dennis Barry Serge Belanger	Managing Director Managing Director	None None
Scott Berg Laura Black	Managing Director Managing Director	None None
Nathaniel Q. Bolton	Managing Director	None
Stephen Bracco Stephen Brussard Steven Camp William Cass Matthew Castrovince Marc Chehlaoui Julie Cohen	Managing Director Managing Director Managing Director Managing Director Managing Director Managing Director Managing Director	None None None None None None None
Samir S. Desai	Managing Director	None
Christopher M. Dowd	Managing Director	None
Ehud Eisenstein	Managing Director	None
Ami Fadia Sylvester Gajda	Managing Director Managing Director	None None
James Giangrasso Simon Gill	Managing Director Managing Director	None None
Rajvindra Gill	Managing Director	None
Scott Glaid Richard Haerle Patricia Hardina Bruce Henderson John Higgins	Managing Director Managing Director Managing Director Managing Director Managing Director	None None None None None
Carolyn Horn	Managing Director	None
Martin Keck James P. King	Managing Director Managing Director	None None
Ryan Koontz	Managing Director	None
David Laufer Christopher Lewis	Managing Director Managing Director	None None
Hanqing Li Andrew Lucas Ryan MacDonald John Malloy Thomas A. Maloney	Managing Director Managing Director Managing Director Managing Director Managing Director	None None None None None
Laura Martin	Managing Director	None
Michael Matson	Managing Director	None
Matthew McGinley	Managing Director	None
Kevin McGrath	Managing Director	None
Bernard McTernan	Managing Director	None
Pooyan Mehdizadeh	Managing Director	None

Name and Principal Business Address	Positions and Offices with Distributor	Position and Offices with Registrant
Salvatore Merlino Shawn Messner	Managing Director and Chief Compliance Officer Managing Director	None None
Vincent Micezi Ryan Murphy	Managing Director Managing Director	None None
Dan Rafferty Christopher J. Retzler	Managing Director Managing Director	None Executive Vice President and Co-Portfolio Manager of Needham Growth Fund; Executive Vice President and Portfolio Manager of Needham Small Cap Growth Fund
James A. Ricchiuti	Managing Director	None
Laura Richards Eric Ritter Gary Russillo	Managing Director Managing Director Managing Director	None None None
Navdeep Saini	Managing Director	None
Gregory Seaman	Managing Director	None
Christopher Smajdor Michael Staff Polina Sudat	Managing Director Managing Director Managing Director	None None None
Mayank Tandon	Managing Director	None
Ryan Vaughan	Managing Director	None
Ryan Walters	Managing Director	None
The principal business address for all such persons is 250 Park Avenue, New York, New York 10177. However, some Managing Directors listed above are based out of the Distributor’s Boston, MA; Chicago, IL; and San Francisco, CA branch offices.

(c)    Not applicable.

ITEM 33.	Location of Accounts and Records:

Books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules promulgated thereunder, are maintained as follows:

(a)    U.S. Bank, N.A.
1555 North Rivercenter Drive
Milwaukee, Wisconsin 53212

(b)    U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, Wisconsin 53202

(c)    Needham Investment Management LLC
250 Park Avenue, 10th Floor
New York, New York 10177

ITEM 34.	Management Services:	None

ITEM 35.	Undertakings:	None

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this post-effective amendment to its registration statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized in the City of New York, State of New York, on the 23rd day of May, 2022.

THE NEEDHAM FUNDS, INC.

By    /s/ George A. Needham
    George A. Needham
    Chairman and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Needham	Director, Chairman and President	May 23, 2022
George A. Needham	(Principal Executive Officer)
/s/ John W. Larson	Director	May 23, 2022
John W. Larson
/s/ David T. Shukis	Director	May 23, 2022
David T. Shukis
/s/ F. Randall Smith	Director	May 23, 2022
F. Randall Smith
/s/ James W. Giangrasso	Chief Financial Officer, Treasurer	May 23, 2022
James W. Giangrasso	and Secretary (Principal Financial and Accounting Officer)